Exhibit 10.2

THIRD AMENDMENT TO MULTI-TENANT OFFICE LEASE (FSG)
THIS THIRD AMENDMENT TO MULTI-TENANT OFFICE LEASE (FSG) LEASE (“Amendment”), dated for reference purposes only as of the 27 day of September, 2018, is entered into by and between LBA IV-PPI, LLC, a Delaware limited liability company (“Landlord”), and ALTERYX, INC., a Delaware corporation (“Tenant”).
R E C I T A L S:
A.    Landlord and Tenant are parties to that certain Multi-Tenant Office Lease (FSG) dated as of December 7, 2015 (the “Original Lease”), as amended by that certain First Amendment to Multi-Tenant Office Lease (FSG) dated December 11, 2017 (the “First Amendment”), and as amended by that certain Second Amendment to Multi-Tenant Office Lease (FSG) dated August 6, 2018 (the “First Amendment”), pursuant to which, Tenant currently leases from Landlord certain premises commonly known as Suite 400, consisting of approximately 35,617 rentable square feet and Suite 490, consisting of approximately 4,620 rentable square feet, for a total of approximately 40,237 rentable square feet in the aggregate (collectively the “3345 Premises”), within the building located 3345 Michelson Drive, Irvine, California 92612 (the “3345 Building”), and that certain premises commonly known as Suite 400, consisting of approximately 29,125 rentable square feet (the “3347 Premises”) within that certain building located at 3347 Michelson Drive, Irvine, California 92612 (the “3347 Building”), as more particularly described in the Lease. The 3345 Building and the 3347 Building is part of a larger development known as Park Place I (the “Project”).
B.    Due to Tenant’s requested changes to the Final Plans (as defined in the Work Letter attached to the First Amendment), Landlord has agreed to further amend the Lease in order to revise and memorialize the Expansion Space Commencement Date and otherwise modify the Lease pursuant to the terms and conditions set forth below.
C.    Capitalized terms which are used in this Amendment without definition have the meanings given to them in the Lease.
A G R E E M E N T:
NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants and agreements contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of such are hereby acknowledged, Landlord and Tenant hereby agree as follows:
1.Expansion Space Commencement Date & Expiration Date and Extended Term Expiration Date. Notwithstanding anything in the Lease as amended by the First Amendment, the Second Amendment and this Amendment (collectively, the “Amended Lease”) to the contrary: (i) the Expansion Space Commencement Date shall be October 15, 2018 and all references in the Amended Lease to the defined term “Expansion Space Commencement Date” shall mean and refer to October 15, 2018; (ii) the Expansion Space Expiration Date and Extended Term Expiration Date shall be November 30, 2025, and all references in the Amended Lease to the defined term “Expansion Space Expiration Date” and “Extended Term Expiration Date” shall mean and refer to November 30, 2025.
2.    Condition of 3345 Premises and 3347 Premises. Tenant is currently in possession of the 3345 Premises and the 3347 Premises and acknowledges that Landlord shall not be obligated to refurbish or improve the 3345 Premises or the 3347 Premises or to otherwise fund improvements for the 3345 Premises or the 3347 Premises in any manner whatsoever in conjunction with this Amendment, and Tenant hereby accepts the 3345 Premises and the 3347 Premises in their “AS-IS” condition. Tenant further acknowledges

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that except as expressly provided in the Lease and this Amendment, neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the 3345 Premises or the 3347 Premises, the improvements, refurbishments, or alterations therein, the 3345 Building, the 34347 Building or the Project, or with respect to the functionality thereof or the suitability of any of the foregoing for the conduct of Tenant’s business and that all representations and warranties of Landlord, if any, are as set forth in the Lease and this Amendment. Pursuant to Section 1938 of the California Civil Code, Landlord hereby advises Tenant that as of the date of this Amendment neither the 3345 Premises and 3347 Premises, the 3345 Building, the 34347 Building nor the Project have undergone inspection by a Certified Access Specialist. Further, pursuant to Section 1938 of the California Civil Code, Landlord notifies Tenant of the following: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” Therefore and notwithstanding anything to the contrary contained in the Amended Lease, Landlord and Tenant agree that (a) Tenant may, at its option and at its sole cost, cause a CASp to inspect the 3345 Premises and the 3347 Premises, and determine whether either the 3345 Premises or the 3347 Premises, complies with all of the applicable construction-related accessibility standards under California law, (b) the parties shall mutually coordinate and reasonably approve of the timing of any such CASp inspection so that Landlord may, at its option, have a representative present during such inspection, and (c) Tenant shall be solely responsible for (i) the cost of any repairs necessary to correct violations of construction-related accessibility standards within the 3345 Premises and the 3347 Premises identified by any such CASp inspection, (ii) any and all such alterations and repairs within the 3345 Premises and the 3347 Premises to be performed by Tenant in accordance with Article 13 of the Original Lease, and (iii) if any alterations and repairs to other portions of the 3345 Building, the 34347 Building or the Project are required as a result of Tenant’s CASp inspection then Tenant shall reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such alterations and repairs; provided, however, unless such repair or alterations relate solely to other alterations to the either the 3345 Premises or the 3347 Premises which Tenant is obligated to, or elects to, remove upon the expiration or earlier termination of the Lease Term (in which case Tenant shall simultaneously also remove any CASp identified alterations and repairs), Tenant shall have no obligation to remove any repairs or alterations made pursuant to a CASp inspection under this Section 2.
3.    Broker. Tenant hereby represents and warrants to Landlord that it is not aware of any brokers, agents or finders, who may claim a fee or commission in connection with the consummation of the transactions contemplated by this Amendment. If any claims for brokers’ or finders’ fees in connection with the transactions contemplated by this Amendment arise due to Tenant’s statement, representation or agreement, then Tenant agrees to indemnify, protect, hold harmless and defend Landlord (with counsel reasonably satisfactory to Landlord) from and against any such claims.
4.    Authority. Each signatory of this Amendment on behalf of a party represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.
5.    Successors and Assigns. This Amendment shall extend to, be binding upon, and inure to the benefit of, the respective successors and permitted assigns and beneficiaries of the parties hereto.

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6.    No Other Modification. Landlord and Tenant agree that except as otherwise specifically modified in the First Amendment and this Amendment, the Lease has not been modified, supplemented, amended, or otherwise changed in any way and the Lease remains in full force and effect between the parties hereto as modified by this Amendment. To the extent of any inconsistency between the terms and conditions of the Lease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall apply and govern the parties. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same Amendment. For purposes of this Amendment, signatures by facsimile or electronic PDF shall be binding to the same extent as original signatures.
[NO FURTHER TEXT ON THIS PAGE; SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be executed the date first above written.
TENANT:

ALTERYX, INC.,
a Delaware corporation

By:	/s/ Kevin Rubin
Name:	Kevin Rubin
Title:	Chief Financial Officer
[SIGNATURE CONTINUED ON FOLLOWING PAGE]

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LANDLORD:

LBA IV-PPI, LLC,
a Delaware limited liability company

By:	LBA IV-PPI MM, INC., a Delaware corporation, its Managing Member

By:	/s/ Brad Neglia
Name:	Brad Neglia
Title:	Authorized Signatory

For LBA Office Use Only: Prepared & Reviewed by:	/s/ Garrett Macklin

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